PLEDGE AND ESCROW AGREEMENT

THIS PLEDGE AND ESCROW AGREEMENT (the “Agreement”) is made and entered into as of April 20, 2005 (the “Effective Date”) by and among MONTGOMERY EQUITY PARTNERS, LTD. a Delaware corporation (the “Pledgee”), AIRBEE WIRELESS, INC., a corporation organized and existing under the laws of the State of Delaware, SUNDARESAN RAJA, the Chief Executive Officer of the Company (the “Pledgor”), and DAVID GONZALEZ, ESQ., as escrow agent (“Escrow Agent”).

RECITALS:

WHEREAS, on even date herewith, the Pledgee and the Company entered into promissory notes for the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000) and a note in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000) two (2) days prior to the Registration Statement to be filed pursuant to the Registration Rights Agreement dated the date hereof (collectively referred to as the “Notes” individually referred to as the “Note”), a copy of which is attached as Exhibit “A;”

WHEREAS, pursuant to the terms of the Notes, the Company is obligated to make certain payments to the Pledgee, as more particularly described in the Notes; and

WHEREAS, in order to secure the Company’s obligations under the Notes, the Pledgor has agreed to pledge to the Pledgee 9,300,000 shares (the “Shares”) of the Pledgee’s common stock of the Company, which are owned by Sundaresan Raja, the Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS

1. Pledge and Transfer of Pledge Shares. The Pledgor hereby grants to Pledgee a security interest in all Shares beneficially owned by such Pledgor as security for Company’s obligations under the Notes. Simultaneously with the execution of this Agreement and the closing of the transactions contemplated under the Notes, Pledgor shall deliver to the Escrow Agent stock certificates representing the Shares, together with duly executed stock powers or other appropriate transfer documents executed in blank by Pledgor (the “Transfer Documents”), and such stock certificates and Transfer Documents shall be held by the Escrow Agent until the full payment of all amounts due to the Pledgee under the Notes or the termination or expiration of this Agreement. The Pledgor hereby grants Pledgee a further security interest in any stock rights, rights to subscribe, stock dividends, new securities, or other property (excluding cash dividends) to which the Pledgor is or may hereafter become entitled to receive on account of the Shares originally pledged hereunder. In the event Pledgor receives additional property of such nature (“Additional Pledged Property”), the Pledgor shall immediately deliver such Additional Pledged Property to the Escrow Agent to be held by the Escrow Agent in the same manner and on the same terms as the Shares originally pledged hereunder

2. Title to Pledge Shares. From the Effective Date, subject only to the security interest of Pledgee created hereunder, the Pledgor shall be the legal and record owner of their respective Shares, and shall be entitled to vote the Shares, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Shares, subject to the restrictions herein. Upon the occurrence of an Event of Default (as defined herein), the Pledgee shall be entitled to vote the Shares, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Shares.

3. Release of Shares from Pledge. Upon the full payment of all amounts due to the Pledgee under the Notes, the parties hereto shall notify the Escrow Agent to such effect in writing. Upon receipt of such written notice, the Escrow Agent shall return to the Pledgor the Transfer Documents and the certificates representing the Shares, whereupon any and all rights of Pledgee in the Pledged Materials shall be terminated. Notwithstanding anything to the contrary contained herein, upon full payment of all amounts due to the Pledgee under the Notes, this Agreement and Pledgee’s security interest and rights in and to the Shares, shall terminate.

4. Event of Default. An “Event of Default” shall be deemed to have occurred under this Agreement upon an Event of Default under the Notes.

5. Remedies. Upon the occurrence of an Event of Default, Pledgee shall provide written notice of such Default (the “Default Notice”) to the Escrow Agent, with a copy to the Company and the Pledgor. As soon as practicable after receipt of the Default Notice, the Escrow Agent shall deliver to Pledgee the Pledged Materials held by the Escrow Agent hereunder, whereupon Pledgee may exercise all rights and remedies of a secured party with respect to such property as may be available under the Uniform Commercial Code as in effect in the State of New Jersey. Upon receipt of the Pledged Materials, the Pledgee shall have the right to (i) sell the Pledged Shares and to apply the proceeds of such sales, net of any selling commissions, to the Obligations owed to the Pledgor by the Company under the Transaction Documents, including, without limitation, outstanding principal, interest, legal fees, and any other amounts owed to the Pledgee, and exercise all other rights and (ii) any and all remedies of a secured party with respect to such property as may be available under the Uniform Commercial Code as in effect in the State of New Jersey. To the extent that the net proceeds received by the Pledgee are insufficient to satisfy the Obligations in full, the Pledgee shall be entitled to a deficiency judgment against the Pledgor or the Company for such amount.

6. Concerning the Escrow Agent.

6.1. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

6.2. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner, and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such certificates, monies, instruments, or other document received by it as such escrow holder, and for the disposition of the same in accordance with the written instruments accepted by it in the escrow.

6.3. Pledgee, the Company and Pledgor hereby agree, jointly and severally, to defend and indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, or any other expenses, fees, or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorneys’ fees and costs of defending any action, suit, or proceeding or resisting any claim (and any costs incurred by the Escrow Agent pursuant to Sections 6.4 or 6.5 hereof). The Escrow Agent shall be vested with a lien on all property deposited hereunder, for indemnification of attorneys’ fees and court costs regarding any suit, proceeding or otherwise, or any other expenses, fees, or charges of any character or nature, which may be incurred by the Escrow Agent by reason of disputes arising between the makers of this escrow as to the correct interpretation of this Agreement and instructions given to the Escrow Agent hereunder, or otherwise, with the right of the Escrow Agent, regardless of the instructions aforesaid, to hold said property until and unless said additional expenses, fees, and charges shall be fully paid. Any fees and costs charged by the Escrow Agent for serving hereunder shall be paid by the Pledgor.

6.4. If any of the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, at its sole discretion deposit the Pledged Materials with the Clerk of the United States District Court of New Jersey, sitting in Newark, New Jersey, and, upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully cease and terminate. The Escrow Agent shall be indemnified by the Pledgor, the Company and Pledgee for all costs, including reasonable attorneys’ fees in connection with the aforesaid proceeding, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final decision or other settlement in the proceeding is received.

6.5. The Escrow Agent may consult with counsel of its own choice (and the costs of such counsel shall be paid jointly and severally by Pledgor, the Company and Pledgee) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall not be liable for any mistakes of fact or error of judgment, or for any actions or omissions of any kind, unless caused by its willful misconduct or gross negligence.

6.6. The Escrow Agent may resign upon ten (10) days’ written notice to the parties in this Agreement. If a successor Escrow Agent is not appointed within this ten (10) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor.

7. Conflict Waiver. Pledgee acknowledges and agrees that the Escrow Agent is solely representing the Pledgor in connection with this Agreement and the Notes and Pledgee waives any objection it might have with respect to the Escrow Agent acting as the Escrow Agent pursuant to this Agreement.

8. Notices. Unless otherwise provided herein, all demands, notices, consents, service of process, requests and other communications hereunder shall be in writing and shall be delivered in person or by overnight courier service, or mailed by certified mail, return receipt requested, addressed:

If to the Pledgee:	Montgomery Equity Partners, Ltd.
101 Hudson Street-Suite 3700
Jersey City, New Jersey 07302
Attention: Mark Angelo
Portfolio Manager
Telephone: (201) 986-8300
Facsimile: (201) 985-8266
With a copy to:	David Gonzalez, Esq.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Telephone: (201) 985-8300
Facsimile: (201) 985-8266
If to the Pledgor:	Airbee Wireless, Inc.
9400 Key West Avenue
Rockville, MD 20850
Attention: Sundaresan Raja
Telephone: (301) 517-1860
Facsimile: (301) 517-1861
With a copy to:	Kirkpatrick & Lockhart Nichols Graham LLP
201 South Biscayne Boulevard – Suite 2000
Miami, FL 33131-2399
Attention: Clayton E. Parker, Esq.
Telephone: (305) 539-3300
Facsimile: (305) 358-7095

Any such notice shall be effective (a) when delivered, if delivered by hand delivery or overnight courier service, or (b) five (5) days after deposit in the United States mail, as applicable.

9. Binding Effect. All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their successors and assigns.

10. Governing Law; Venue; Service of Process. The validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed wholly within that state except to the extent that Federal law applies. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state or Federal courts located in Hudson County, New Jersey, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum. The parties hereto specifically agree that service of process may be made, and such service of process shall be effective if made, pursuant to Section 8 hereto.

11. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

12. Remedies Cumulative. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute, or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

14. No Penalties. No provision of this Agreement is to be interpreted as a penalty upon any party to this Agreement.

15. JURY TRIAL. EACH OF THE PLEDGEE, THE COMPANY AND THE PLEDGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED WITH THE DEALINGS BETWEEN PLEDGEE AND PLEDGOR, THIS PLEDGE AND ESCROW AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge and Escrow Agreement as of the date first above written.

AIRBEE WIRELESS, INC.

By:

Name: Sundaresan Raja

Title: Chief Executive Officer

MONTGOMERY EQUITY PARTNERS, LT	D.

By: Yorkville Advisors, LLC

Its: General Partner

By:

Name: Mark Angelo

Title: Portfolio Manager

By:

Name: David Gonzalez

FOR VALUE RECEIVED, the Pledgor hereby unconditionally and absolutely guarantees the Company’s Obligations (as defined above). This Agreement is made with recourse.

Sundaresan Raja